RenovoRx Reports Record First Quarter 2026:

Increasing Revenue by 136% Quarter-over-Quarter

Q1 2026 Revenue of $563,000 Totals Over 50% of Full Year 2025 Total Revenue

Active Commercial Cancer Center Customers Expand to 16 with Growing Sales Pipeline, Accelerating Adoption of the TAMP™ Therapy Platform Enabled by the RenovoCath® Device

Phase III TIGeR-PaC Trial Advances Toward Completion with Full Enrollment Expected in June 2026

Ended First Quarter with $12.4 million in cash, Sufficient to Fund Operations into at Least the Second Half of 2027

Management to Host Conference Call Today at 4:30 P.M. ET

MOUNTAIN VIEW, Calif. – May 14, 2026 – RenovoRx, Inc. (“RenovoRx” or the “Company”) (Nasdaq: RNXT), a life-sciences company developing innovative targeted oncology therapies and commercializing RenovoCath®, a patented, FDA-cleared drug-delivery device, today announced its financial results for the first quarter ended March 31, 2026, and is providing shareholders with a business update.

“We made important strides in the first quarter of 2026 with strong commercial adoption of the TAMP platform enabled by RenovoCath, resulting in record quarterly revenue exceeding 50% of the revenue we generated in all of 2025,” said Shaun Bagai, Chief Executive Officer of RenovoRx. “We generated Q1 revenue of $563,000, an increase of 136% compared to the fourth quarter of 2025, mainly driven by the growing number of active cancer centers and rising procedural utilization across our existing customer base. Additionally, we ended the quarter with $12.4 million in cash, which, we believe, is sufficient to fund our operations into at least the second half of 2027. With a solid sales pipeline, we are confident in sustaining growth as our business scales.”

“Our commercial momentum is being driven by our focused and scalable expansion strategy into cancer centers,” continued Mr. Bagai. “We have grown from 5 active commercial cancer center customers at the beginning of 2025 to 16 today, with 32 additional centers progressing through stages of evaluation, approval, and onboarding. Notably, we are seeing meaningful repeat utilization across our existing centers, which we believe reflects growing physician confidence and clinical utility. As we expand our footprint and deepen utilization, we believe that RenovoRx is building a durable commercial foundation with the potential for predictable, recurring revenue growth.”

“Looking ahead, we remain focused on executing against both our near-term commercial priorities and our long-term clinical objectives,” added Mr. Bagai. “We expect continued revenue growth throughout 2026, supported by ongoing cancer center activations and continued transition of Phase III TIGeR-PaC trial sites into commercial centers after full enrollment is complete. At the same time, TIGeR-PaC remains on track for complete enrollment in June 2026, reinforcing the strength of our dual-track strategy. With a strengthened balance sheet and growing commercial traction, we believe RenovoRx is well positioned to deliver meaningful value creation in the quarters ahead and continue to expand access to life-changing care for patients battling difficult-to-treat cancers.”

RenovoCath Commercialization Update

RenovoRx saw further acceleration in the commercial rollout of RenovoCath during the first quarter of 2026, achieving its strongest quarterly revenue performance to date. Revenue totaled $563,000 for the quarter, representing a 136% quarter-over-quarter increase compared to the fourth quarter of 2025 and totaling more than 50% of the Company’s total revenue generated in 2025. This significant growth reflects continued expansion of active commercial cancer centers and increasing procedural utilization of RenovoCath across the Company’s installed base. The Company defines "active" commercial cancer centers as centers where doctors are actively treating patients with RenovoCath.

RenovoRx's commercial model remains centered on active cancer center expansion, with additional centers driving increased procedures and revenue growth. RenovoRx began 2025 with 5 active commercial cancer centers, and by end of the year, we had grown to 8. As of May 6, 2026 we had 16 active centers. RenovoRx is also advancing a robust pipeline of 32 additional centers in various stages of evaluation, approval, and onboarding, representing a significant expansion of its near-term commercial footprint. In total, these 48 centers have approximately quadrupled the Company’s near-term commercial sales pipeline compared to the first quarter of 2025, reflecting the rapid expansion of RenovoRx’s commercial footprint year-over-year. Up to 15 TIGeR-PaC Phase III clinical trial sites that have previously utilized RenovoCath are expected to continue transitioning to commercial clinical use following completion of trial enrollment. These anticipated conversions represent a meaningful opportunity to drive incremental revenue growth in the second half of 2026. The Company continues to target 36 active commercial cancer centers by year-end 2026.

RenovoRx continues to observe organic repeat ordering behavior from existing customers, which the Company views as a key indicator of physician satisfaction and clinical utility. As physicians incorporate RenovoCath into routine clinical practice, repeat utilization is expected to drive sustained and compounding revenue growth. The combination of record quarterly revenue, rapid active cancer center expansion, and strong repeat ordering behavior demonstrates accelerating commercial momentum and supports the long-term opportunity for RenovoCath as both a standalone device and a foundational platform for future drug-device combination therapies.

RenovoRx continues to estimate that the initial total addressable market (TAM) for RenovoCath as a stand-alone device represents an approximately $400 million peak annual U.S. sales opportunity, with long-term, several-billion-dollar potential as the platform expands into additional solid tumor indications.

Clinical Research and Scientific Programs

Advancement of the ongoing Phase III TIGeR-PaC clinical trial evaluating intra-arterial delivery of gemcitabine (IAG) via the RenovoCath device for the treatment of locally advanced pancreatic cancer (LAPC) continued in the first quarter of 2026. Based on current projections, RenovoRx expects to send notification of closure of enrollment in the trial in the beginning of June, completing the Company's milestone of finishing trial enrollment by the end of June 2026. As of May 14, 2026, 106 patients had been randomized in the trial, representing approximately 93% of the required 114 patients, and currently there are 12 enrolled patients in induction, which gives rise to the expectation that enrollment will be closed by the end of June. Seventy-four events (i.e., patient deaths) have been observed of the 86 events required to trigger the final analysis. The Company continues to anticipate final data in mid to late 2027.

During the first quarter of 2026, RenovoRx continued to execute on key operational priorities for TIGeR-PaC, including patient enrollment, site engagement, and maintaining protocol adherence across its clinical network. These efforts build on the successful completion of the second interim analysis in 2025, after which the independent Data Monitoring Committee recommended continuation of the trial without modification. In alignment with standard clinical trial practices and to preserve trial integrity, the Company has elected to defer publication of interim data until study completion.

RenovoRx expects that TIGeR-PaC trial sites will continue transitioning to commercial use following completion of enrollment, representing a meaningful potential driver of revenue growth in the second half of 2026. RenovoRx continues to view the TIGeR-PaC trial as an important long-term value driver, while emphasizing that its current commercial strategy is independent of the trial’s ultimate outcome and timeline.

RenovoRx continues to advance broader clinical programs by generating new data through the Company’s continued support of investigator-initiated trials (IIT) in borderline resectable and metastatic pancreatic cancer, use of other agents beyond gemcitabine (the chemotherapy being used in TIGeR-PaC), and use of TAMP in other solid tumors. Registry and IIT studies are capital-efficient studies providing meaningful data that may further broaden the application for the TAMP therapy platform which is enabled by RenovoCath.

In terms of scientific data, in January 2026, a pharmacokinetic subset study of the TIGeR-PaC trial was presented at the 2026 ASCO Gastrointestinal (GI) Cancers Symposium by a TIGeR-PaC Investigator from the University of Pittsburgh Medical Center. The abstract offers insight that supports the potential effectiveness of the TAMP therapy platform in LAPC. The abstract concludes that TAMP and IAG resulted in reduced systemic levels of gemcitabine and increased levels of its inactive metabolite compared with IV gemcitabine. A full paper is submitted for publication later this year.

First Quarter 2026 and Subsequent Key Highlights

RenovoRx continued to execute on its dual clinical and commercial strategy during the first quarter of 2026, leveraging the operational foundation established in 2025 to drive measurable commercial progress. The Company’s lean commercial infrastructure is now actively supporting cancer center expansion and revenue growth, while physician-to-physician advocacy and real-world clinical experience continue to drive adoption.

Since receiving FDA 510(k) clearance in 2014, RenovoCath has been used in 750 successful procedures, underscoring the device’s growing clinical utility and physician acceptance. The Company was also bestowed with external recognition for its innovation, being named one of Fast Company’s “World’s Most Innovative Companies of 2026,” in the Medical Devices category.

During the first quarter of 2026, RenovoRx strengthened its balance sheet through the successful completion of an oversubscribed private placement, generating approximately $10 million in gross proceeds. The financing reflects strong institutional investor demand and supports the Company’s ongoing clinical development and commercial expansion initiatives. Proceeds are expected to be used for working capital and general corporate purposes, providing additional flexibility as RenovoRx continues to scale its operations and advance its growth strategy.

Financial Highlights for the First Quarter Ended March 31, 2026

●
Revenue for the three months ended March 31, 2026 was $563,000, compared to $197,000, year-over-year. The increase was driven by acceleration in the continued commercialization of RenovoCath and expanding adoption across U.S. cancer centers.
●
Research and development expenses were approximately $1.2 million for the three months ended March 31, 2026, compared to approximately $1.6 million year-over-year. The decrease was primarily driven by higher receipts received from the TIGeR-PaC clinical trial.
●
Selling, general and administrative expenses were approximately $2.7 million for the three months ended March 31, 2026, compared to approximately $1.6 million year-over-year, a reflection of the Company’s continued execution on its commercial infrastructure strategy.
●
Net loss for the quarter ended March 31, 2026 was approximately $3.5 million, compared to approximately $2.4 million for the quarter ended March 31, 2025.
●
Cash and cash equivalents were approximately $12.4 million as of March 31, 2026. During the first quarter, the Company strengthened its balance sheet with approximately $10 million in gross proceeds from a March 2026 private placement financing. The Company believes its current cash resources are sufficient to fund operations into at least the second half of 2027.
●
Shares Outstanding: As of March 31, 2026, common shares outstanding totaled 45.05 million.
●
Guidance: Reiterating full year 2026 revenue guidance of $3 to $4 million.

Conference Call Details

Event: RenovoRx First Quarter 2026 Financial Results and Business Highlights Call

Date: Thursday, May 14, 2026

Time: 4:30 P.M. ET

Live Call: 1-877-407-4018 (U.S. Toll Free) or 1-201-689-8471 (International)

Webcast: https://ir.renovorx.com/news-events/ir-calendar-events

For interested individuals unable to join the conference call, a link to the recording will be available on RenovoRx’s Investor Relations website, and a dial-in replay will be available until May 28, 2026 and can be accessed by dialing 1-844-512-2921 (U.S. Toll Free) or 1-412-317-6671 (International) and entering replay pin number 13760238.

A question and answer session will occur at the end of the call, and a link to the recording of this presentation will be available on RenovoRx’s Investor Relations website after the event.

About RenovoCath

Based on its FDA clearance, RenovoCath® is intended for the isolation of blood flow and delivery of fluids, including diagnostic and/or therapeutic agents, to select sites in the peripheral vascular system. RenovoCath is also indicated for temporary vessel occlusion in applications including arteriography, preoperative occlusion, and chemotherapeutic drug infusion. For further information regarding our RenovoCath Instructions for Use (“IFU”), please see: IFU-10004-Rev.-G-Universal-IFU.pdf.

About RenovoRx, Inc.

RenovoRx, Inc. (Nasdaq: RNXT) is a life sciences company developing innovative targeted oncology therapies and commercializing RenovoCath®, a novel, U.S. Food and Drug Administration (FDA)-cleared local drug-delivery device, targeting high unmet medical needs. RenovoRx’s patented Trans-Arterial Micro-Perfusion (TAMP™) therapy platform is designed for targeted therapeutic delivery across the arterial wall near the tumor site to bathe the target tumor, while potentially minimizing a therapy’s toxicities versus systemic intravenous therapy. RenovoRx’s novel approach to targeted treatment offers the potential for increased safety, tolerance, and improved efficacy, and its mission is to transform the lives of cancer patients by providing innovative solutions to enable targeted delivery of diagnostic and therapeutic agents.

RenovoRx is in the early stages of commercializing its TAMP technology and FDA-cleared RenovoCath as a stand-alone device. In its first full year of commercial efforts, RenovoRx generated approximately $1.1 million in RenovoCath sales and learned valuable lessons that will help drive growth in 2026 and beyond. Several customers have already initiated repeat orders and the number of medical institutions initiating new RenovoCath orders is expanding, including several esteemed, high-volume National Cancer Institute-designated centers. To meet and satisfy the anticipated demand, RenovoRx will continue to actively explore further revenue-generating activity, either on its own or in tandem with a medical device commercial partner.

RenovoRx is also evaluating its novel drug-device combination oncology product candidate (intra-arterial gemcitabine delivered via RenovoCath, known as IAG) in the ongoing Phase III

TIGeR-PaC trial. IAG is being evaluated by the Center for Drug Evaluation and Research (the drug division of the FDA) under a U.S. investigational new drug application that is regulated by the FDA’s 21 CFR 312 pathway. IAG utilizes RenovoCath, the Company’s patented, FDA-cleared drug-delivery device, indicated for temporary vessel occlusion in applications including arteriography, preoperative occlusion, and chemotherapeutic drug infusion.

The IAG combination product candidate, which is enabled by the RenovoCath device, is currently under investigation and has not been approved for commercial sale. RenovoCath with gemcitabine received Orphan Drug Designation for pancreatic cancer and bile duct cancer, which provides seven years of market exclusivity upon new drug application approval by the FDA.

For more information, visit www.renovorx.com. Follow RenovoRx on Facebook, LinkedIn, and X.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the operating results presented in the accompanying tables include certain non-GAAP financial measures that exclude the non-cash expense associated with share-based compensation.

We are providing such non-GAAP financial information in this press release, including non-GAAP operating expenses, net income (loss), and earnings (loss) per share, as a supplement to our consolidated financial statements prepared in accordance with GAAP which appear in this press release and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 as filed with the U.S. Securities and Exchange Commission. Our management uses these non-GAAP measures internally to analyze financial results, evaluate operational performance, and assess liquidity. We believe that both management and investors benefit from referring to these non-GAAP measures when assessing performance and when planning, forecasting, and analyzing future periods.

We believe these non-GAAP measures also enhance investors’ understanding of key financial metrics used in operational decision-making and are useful for comparing our performance to that of other companies. However, readers are cautioned that non-GAAP results are presented for supplemental information purposes only and should not be considered a substitute for GAAP financial information. These measures may differ from similarly titled non-GAAP measures presented by other companies. Moreover, non-GAAP financial measures are not required to be uniformly applied and are not audited.

Cautionary Note Regarding Forward-Looking Statements

This press release and statements of the Company’s management made in connection therewith contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including but not limited to statements regarding

(i) our clinical trials and studies, (ii) the potential for our product candidates to treat or provide clinically meaningful outcomes for certain medical conditions or diseases, and (iii) our efforts to commercialize our RenovoCath and our TAMP technology. Statements that are not purely historical are forward-looking statements. The forward-looking statements contained herein are based upon our current expectations and beliefs regarding future events, many of which, by their nature, are inherently uncertain, outside of our control, and involve assumptions that may never materialize or may prove to be incorrect. These may include estimates, projections, and statements relating to our research and development plans, intellectual property development, clinical trials, our therapy platform, business plans, financing plans, objectives, and expected operating results, which are based on current expectations and assumptions that are subject to known and unknown risks and uncertainties that may cause actual results to differ materially and adversely from those expressed or implied by these forward-looking statements. These statements may be identified using words such as “may,” “expected,” “plans,” “aims,” “anticipates,” “believes,” "aim," "goal," “forecasts,” “estimates,” “intends,” “potential,” “milestone” and “towards” or derivatives of these terms or other comparable terminology regarding RenovoRx’s expectations, strategy, plans, or intentions, although not all forward-looking statements contain these words. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, that could cause actual events to differ materially from those projected or indicated by such statements, including, among other things: (i) the risk that our exploration of commercial opportunities for our TAMP technology may not lead to viable, revenue generating operations; (ii) circumstances which would adversely impact our ability to efficiently utilize our cash resources on hand or raise additional funding; (iii) the timing of the initiation, progress, and potential results (including the results of interim analyses) of our preclinical studies, clinical trials, and our research programs; (iv) the possibility that interim results may not be predictive of the outcome of our clinical trials, which may not demonstrate sufficient safety and efficacy to support regulatory approval of our product candidate; (v) that the applicable regulatory authorities may disagree with our interpretation of the data, research, and clinical development plans and timelines, and the regulatory process for our product candidates; (vi) future potential regulatory milestones for our product candidates, including those related to current and planned clinical studies; (vii) our ability to use and expand our therapy platform to build a customer pipeline of product candidates; (viii) our ability to advance product candidates into, and successfully complete, clinical trials; (ix) the timing or likelihood of regulatory filings and approvals; (x) our estimates of the number of patients who suffer from the diseases we are targeting and the number of patients that may enroll in our clinical trials; (xi) the commercialization potential of our product candidates, if approved; (xii) our ability and the potential to successfully manufacture and supply our product candidates for clinical trials and for commercial use, if approved; (xiii) future strategic arrangements and/or collaborations and the potential benefits of such arrangements; (xiv) our estimates regarding expenses, future revenue, capital requirements, and needs for additional financing and our ability to obtain additional capital; (xv) the sufficiency of our existing cash and cash equivalents to fund our future operating expenses and capital expenditure requirements; (xvi) our ability to retain the continued service of our key personnel and to identify, and hire and retain additional qualified personnel; (xvii) the implementation of our strategic plans for our business and product candidates; (xviii) the scope of protection we are able to establish and maintain for intellectual property rights, including our therapy platform, product candidates, and research programs; (xix) our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately; (xx) the pricing, coverage, and reimbursement of our product candidates, if approved; and (xxi) developments relating to our competitors and our industry, including competing product candidates and therapies. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that we file from time to time with the Securities and Exchange Commission.

Forward-looking statements included herein are made as of the date hereof, and RenovoRx does not undertake any obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Contact:

KCSA Strategic Communications Valter Pinto or Jack Perkins T:212-896-1254

RenovoRx@KCSA.com

RENOVORX , INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025

Revenues	$563	$197
Cost of revenues	84	94
Gross profit	$479	$103
	85.1%	52.3%
Operating expenses:
Research and development	1,228	1,642
Selling, general and administrative	2,720	1,571
Total operating expenses	3,948	3,213

Income/(Loss) from operations	(3,469)	(3,110)

Other income,net:
Interest Income, net	45	106
Change in fair value of common warrant liability	(97)	584
Total other (expense) income, net	(52)	690

Net loss	$(3,521)	$(2,420)
Net loss per share
Basic and Diluted	$(0.09)	$(0.08)
Weighted - average shares used in computing net income per share:
Basic and Diluted	38,032,421	31,395,888

- more -

RENOVORX , INC.

RECONCILIATION OF GAAP NET INCOME/(LOSS)

TO NON-GAAP NET INCOME

(Dollar in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025

GAAP net income	$(3,521)	$(2,420)

Share-based compensation expense:
Research and development	111	137
Sales, general and administrative	206	151
Total share-based compensation expense	317	288

Non-GAAP net income	$(3,204)	$(2,132)

GAAP basic earnings per share	$(0.09)	$(0.08)
Effect of non-GAAP adjustments on basic earnings per share	0.01	0.01
Non-GAAP basic earnings per share	$(0.08)	$(0.07)

Weighted - average shares used in computing net income per share:
Basic and Diluted	38,032,421	31,395,888

- more -

RENOVORX , INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollar in thousands)

	March 31,	December 31,
	2026	2025
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$12,362	$7,024
Accounts receivable, net	280	139
Inventories	379	189
Prepaid expenses	501	324
Other current assets	198	217
Total current assets	13,720	7,893

Property and equipment, net	77	12
Operating lease right-of-use asset	167	190
Total assets	$13,964	$8,095

Liabilities, convertible preferred shares and shareholders' equity (deficit)
Current liabilities:
Accounts payable	$1,119	$799
Accrued expenses and other current liabilities	801	1,163
Total current liabilities	1,920	1,962

Common stock warrant liability	701	604
Operating lease liability, net of current portion	78	107
Total liabilities	$2,699	$2,673

Shareholders' equity (deficit):
Common Stock	5	4
Additional paid-in capital	76,168	66,805
Accumulated deficit	(64,908)	(61,387)
Total shareholders’ equity (deficit)	11,265	5,422
Total liabilities, convertible preferred shares and shareholders' equity (deficit)	$13,964	$8,095